FOR IMMEDIATE RELEASE

For information, contact:

Bruce MacDonald
Director, Corporate Communications
Pegasystems Inc.
(617) 374-9600, ext. 6491
bruce.macdonald@pega.com

Beth Lewis
Director, Investor Relations
Pegasystems Inc.
(617) 374-9600, ext. 6077
beth.lewis@pega.com

Pegasystems Announces Management Changes

CAMBRIDGE, MASS., January 4, 2005 – Pegasystems Inc. (NASDAQ: PEGA) today announced the resignation of Henry Ancona as President, Chief Operating Officer and Director of the company, effective immediately. Mr. Trefler, the Chairman and Chief Executive Officer, will assume the responsibilities of the management positions vacated by Mr. Ancona.

Mr. Ancona commented, “I am stepping down knowing the company has assembled a strong, capable management team to drive the business forward. I wish the company all the best.”

Mr. Trefler commented, “Over the past two and half years, Henry has made significant contributions to improving our operations. We thank him for his efforts and wish him well in his future endeavors.”

Pegasystems expects to announce 2004 annual revenue, profit before tax and cash flow from operations within the lower part or slightly below the previously announced guidance ranges. The previously announced guidance was 2004 revenues in the range of $95 to $103 million, 2004 profit before tax in the range of $11 to $17 million, and 2004 cash flow from operations in the range of $7 to $11 million.

Finally, Mr. Trefler noted that, “Customer license signings in the fourth quarter of 2004 were among the strongest in the company’s history.”

About Pegasystems
Pegasystems Inc. (NASDAQ: PEGA) delivers rules-driven smart BPM software for automating complex and changing business processes. Only smart BPM gives customers the flexibility and agility to build for change, closing the execution gap between management decisions and business operations. For 20 years, the company has offered both an award-winning BPM platform and vertical BPM applications to Fortune 500 companies in the financial services, insurance, healthcare and government markets. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.         .